UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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iRobot Corporation
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May 15, 2013

VIA EMAIL

Dear Stockholder,

We are writing to ask for your support of the iRobot Corporation (“iRobot” or the “Company”) proposal no. 1 on iRobot’s proxy ballot recommending the election of two directors nominated by iRobot’s Board of Directors and the iRobot proposal no. 3 on iRobot’s proxy ballot (the “Say on Pay Proposal”) recommending approval on an advisory basis of the compensation of iRobot’s named executive officers. iRobot’s upcoming annual meeting of stockholders is scheduled for May 22, 2013.

This year, each of Glass Lewis & Co., a proxy advisory service (“Glass Lewis”), and Institutional Shareholder Services (“ISS”) has analyzed our proxy and provided recommendations to their respective clients. Glass Lewis recommended voting in line with all recommendations of iRobot’s Board of Directors, including with respect to the election of directors and the Say on Pay Proposal. ISS recommended voting contrary to the recommendations of iRobot’s Board of Directors with respect to the election of directors and the Say on Pay Proposal.

With respect to the proposal regarding the election of directors, ISS cites anti-takeover provisions, combined with underperformance relative to peers and problematic compensation as reasons for recommending a withhold vote. Problematic compensation includes payment of a nominal discretionary bonus in 2012 and an increase in the percentage of long-term equity incentives (LTIs) that is in the form of restricted stock units (RSUs) and is not performance-based. With respect to the Say on Pay Proposal, ISS cites above-median level CEO pay, profit margins, equity incentive structure that is not performance-based and the payment of a nominal discretionary bonus in 2012 as reasons for recommending a vote against.

iRobot would like you to consider voting FOR the re-election of two directors nominated by iRobot’s Board of Directors and FOR the Say on Pay Proposal. The Company’s support for this request is as follows:

2012 and First Quarter 2013 Performance

During the first quarter of 2012, the outlook for our Defense & Security business began to weaken dramatically. Our executive team was quick and decisive in assessing issues facing the Company and in taking action to preserve the year while increasing investment in our longer term opportunities.

More importantly, these actions positioned the Company for a financially successful 2013 as well as created the foundation for future growth and expansion. The Company outperformed its expectations for first quarter 2013 performance. In April 2013, management raised expectations for the full year 2013. As announced in April, the Company expects revenue growth of 11-14% in 2013, strong EPS improvement of approximately 50%, improved Adjusted EBITDA, and flat to slightly-improved Adjusted EBITDA Margin.

Businesses Highlights

Highlights for this period include:

1.	Defense & Security revenue decreased to $79M in 2012 from $187M in 2011 – a decrease of $108M. This decrease in revenue was driven by external forces related to the U.S. budget deficit, troop withdrawals from Iraq and Afghanistan, a presidential election, sequestration and the impact of all of these matters on defense spending. Management responded with two reductions in force to right-size our Defense & Security business to the expected 2013 revenue level. Although we incurred significant restructuring charges and established other reserves in 2012 associated with these actions, our cost structure is better aligned with our reduced revenue expectations for this business unit in the intermediate term.

2.	We made significant investments in Home Robot marketing to drive higher growth in that business to offset the decline in our Defense & Security business. This investment decision was balanced and ensured the expected increase in Home Robot revenue was more substantial than the cost of the programs. We also made additional investments to support our emerging Remote Presence Business Unit to ensure new product was delivered to the market.

3.	Consistent with our strategy of augmenting organic growth with acquisitive growth, we assessed, negotiated, executed and began integrating our $74M acquisition of Evolution Robotics in approximately 4-5 months from beginning to end. While this acquisition provides a product extension for our Home Robot business and is performing very well, the initial impact of the acquisition was dilutive to our 2012 financial results.

4.	In 2012, we shut down our unprofitable maritime product line to refocus investments on high-growth and high-potential businesses. In connection with this shutdown, we incurred the costs of closing a facility.

5.	Despite Defense & Security restructuring and costs of our acquisition of Evolution Robotics, we delivered $436M of revenue and $0.61 of net income per share in 2012. Had we not made the difficult decisions we did during 2012, restructuring and investing in the growth of our Home Robots business, our financial performance would have been substantially worse.

6.	Since the beginning of 2013, we have:

a.	Outperformed our expectations for the first quarter of 2013 on all metrics – revenue, EPS and Adjusted EBITDA;

b.	Raised expectations for full year 2013 after the first quarter;

c.	Demonstrated stabilization of our Defense & Security business;

d.	Demonstrated continued growth of our Home Robot business;

e.	Begun realizing benefits from our acquisition of Evolution Robotics; and

f.	Announced a share repurchase program

7.	The price of our stock has appreciated 79% from December 31, 2012 to May 14, 2013 and 53% over the last twelve months beginning May 14, 2012.

Organizational changes

In 2012, we re-organized iRobot to be better aligned for the future. We dismantled fully integrated divisions, and moved to market-focused business units with company-wide service centers for Engineering, Operations and Finance. We modified our systems (human resources, finance, etc.) to support the new organization, physically relocated people to support new work groups, and established new business procedures for operating the business in the new structure. This reorganization was completed at the beginning of 2013.

Executive Compensation

iRobot’s compensation philosophy is based on a desire to balance retention of executive talent with pay for performance incentive compensation. Our executive compensation programs are designed to be consistent with this philosophy. We believe that compensation of our named executive officers should align our executives’ interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. In the 2012 advisory vote on our executive compensation programs, over 92% of our stockholders voted in favor of the compensation of iRobot’s named executive officers.

We believe that in 2012 we have repositioned the company for the long term given current market and economic conditions. As a result, iRobot’s Compensation Committee made the following decisions regarding our executive compensation programs and CEO pay:

Minimal Bonuses

The Compensation Committee awarded small discretionary bonuses (20% of targeted incentive compensation for our CEO and up to 46% of targeted incentive compensation for our other named executive officers) for 2012. The Compensation Committee believed these awards were appropriate and critical to positioning iRobot for future success. Assessing annual performance solely on the basis of stock price performance is subjective to the date the analysis is run and provides a limited view of the Company’s long-term achievements. For example, our first quarter 2013 financial performance and the current price of our stock all reflect positively the impact of our actions in 2012.

Equity Grants

LTIs are an important component of the total compensation we offer management. We annually review the practices of our peer group to ensure our grants are appropriately sized for each executive.

In 2012, the Compensation Committee began discussions with its independent compensation consultant about the use of performance-based LTIs and explored various design considerations. It did not make sense to implement this new type of a program in the context of the significant business transformation and other management changes taking place until we had fully and completely implemented our new long-term organizational model.

It is important to note that the components of 2012 compensation represented by LTIs were granted in March 2012 and reflect 2011 performance of the executive and the Company. iRobot had an extraordinary year in 2011, achieving record revenue and Adjusted EBITDA levels. Despite our 2011 performance, our CEO received no base salary increase during 2012.

Peer Group

Each year we watch as analysts and proxy advisory firms struggle to find reasonable industry comparisons for compensation peer group purposes as we do not have any “true” robotic comparators that are public, stand-alone or size-appropriate. We believe our mix of technology and technology/consumer products firms is appropriate for compensation and performance comparison purposes, but our peer group firms differ substantially (only 17% overlap) from the peer group ISS uses for comparison purposes. There are also reasonable differences in performance, and how compensation is valued and delivered to executives in the technology/consumer products industry group versus the retailer, home builder and furniture distributor/manufacturer industries used in the ISS peer group. By comparison, the Glass Lewis peer group overlaps the iRobot peer group at the 65% level. Glass Lewis supports iRobot’s advisory vote on say-on-pay.

For these reasons, we believe that iRobot’s executive compensation programs are appropriate and reasonable.

We respectfully ask for you to vote FOR the re-election of two directors nominated by iRobot’s Board of Directors and FOR the Say on Pay Proposal.

Thank you.

Sincerely,

Alison Dean

Executive Vice President and Chief Financial Officer

iRobot Corporation